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                                 EXHIBIT 23.1


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-40428 and 333-42392) of Integrated Circuit Systems, Inc. of our report dated March 1, 2002 relating to the financial statements of Micro Networks Corporation, which appears in the Current Report on Form 8-K of Integrated Circuit Systems, Inc. dated March 20, 2002.

PriceWaterhouseCoopers LLP
Boston, Massachusetts
March 20, 2002